Exhibit 99.1

Mitesco Announces New Managed Services Offerings, Expanded Application Software Team and Addition of Digital Currency Experts

VERO BEACH, FL - September 18, 2025 (NEWMEDIAWIRE) - Mitesco, Inc. (OTC-QB: MITI, www.mitescoinc.com), announced it intends to greatly expand its activities with three (3) new initiatives. First, it is assembling a team of experts in digital currency operations and software. Secondly, it will begin a managed services offering in Q4 of FY2025 in conjunction with its existing data center footprint and potentially, new data center locations. Lastly, it is expanding its application software team beyond the current A.I. based Robo Agent sales automation applications to include other custom applications for external clients. It also intends to provide “fractional A.I.” development resources for smaller developers with incentives not otherwise generally available in the market.

As a result, it believes with the additional growth from these new efforts it may be successful in moving to a senior exchange such as NYSE, Nasdaq, and potentially an international exchange, during FY2026.

Digital Currency Opportunities

“Over recent weeks, we have become increasingly engaged in the digital currency growth seen both through currency and operations internationally. We have recently announced that our data center capabilities will include digital currency processing and are reviewing configuration needs and software applications to meet this new demand. Further, we expect to announce shortly the appointment of a team to advise us and create a strong presence in the digital currency arena,” stated Mack Leath, CEO of Mitesco. “With our Centcore data center (www.centcoreusa.com) as the cornerstone, it makes perfect sense for us to engage fully in this new business area. The team we are assembling includes senior executives from existing digital currency operators, legal counsel with recent successes, and an investment banking partner, all of which can help us make good decisions in these key areas.”

New Managed Services Offerings

In conjunction with its Centcore data center subsidiary offerings the Company will begin offering fully managed services beginning in Q4 FY2025. It will include support for corporate licensed solutions from Microsoft, SAP and other well-known providers, as well as “home-grown” applications support. “We have been evaluating the market for A.I. based solutions as well as conventional applications support, and will have an implementation plan for a “fractional A.I.” service package shortly that will allow smaller developers to take advantage of the same solutions found at Google, Microsoft, Oracle or others, at a much more attractive cost. Especially important will be incentives for new application developers to host at our centers,” explained Brian Valania, General Manager for Centcore. It also noted that it intends to expand its co-location sites to include smaller, client specific locations both domestically and internationally. Centcore is already a partner with ESRI, the leading provider of geographical information software (GIS) solutions.

Expanded Application Software Development

Based on recent requests, the Company announced it will expand its internal application software development resources by adding specialists at both the senior consultant level and with application specific staff, for both its internal needs such as the Robo Agent and new sports property marketplace platform, as well as third party projects, generally hosted at the Company’s data centers. “Robo Agent” - an AI-driven sales automation platform is designed to enhance productivity in the residential real estate sector, while the new sports property marketplace will address the growing demand for properties and products in the consumer and team sports area. It will make its team available for select development for third parties, with a priority to those who are hosted in its data center locations.

Growth in business operations and a focus on return to investors

“We want to remind all our shareholders and investors that Mitesco remains active in its acquisition strategy, targeting complementary businesses in software, data center services, and emerging tech verticals that enhance scale and support long-term margin expansion. Our goal is to grow into a significant player in the digital market, including digital currency processing, operations and strategic acquisitions. We expect to make additions to our staff and Board that support our goals and believe that with any reasonable level of success we may be able to move our share listing to a senior exchange, and possibly an international exchange, during FY2026. All these objectives come with unique risks and requirements, and any potential success with be subject to the availability of growth capital at attractive terms, along with our own internal performance,” said Leath in closing.

About Mitesco, Inc.

Mitesco (OTC: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

Investor Contact:

Jimmy Caplan
Email: jimmycaplan@me.com
Phone: (512) 329-9505

About Centcore Data Center

Centcore, a division of Mitesco, Inc., provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Located in Melbourne, FL, Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions. See www.centcoreusa.com or contact:

Brian Valania
Email: bvalania@centcoreusa.com
Phone: (610) 888-7509

About Vero Technology Ventures

Our venture arm invests in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect at info@mitescoinc.com.

Forward-Looking Statements: This press release contains forward-looking statements, including, but not limited to, statements related to the expansion into digital currency operations and software, application development and managed services. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.

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